Exhibit 99.1

Cellectar Biosciences Announces Exercise of Tranche B Warrants and Purchase of New Warrants for Approximately $19.4 million with the Potential to Raise Up to an Additional $73.3 Million

FLORHAM PARK, N.J., July 22, 2024 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced that the majority of Tranche B warrants issued under its September 2023 private placement have been exercised for Series E preferred stock, convertible into the company’s common stock, by the participants of the previous financing, led by Rosalind Advisors, in exchange for a reduced, as-converted common stock price of $2.52 and the purchase of new warrants. The exercised Tranche B warrants and newly purchased warrants will generate gross proceeds of approximately $19.4 million. The new warrants purchased by investors have the potential to generate up to an additional $73.3 million in gross proceeds, if exercised.

The new warrants purchased by investors include Tranche A, B and C. The Tranche A warrants provide gross proceeds up to approximately $17.0 million based on the exercise price of $2.52, which was the closing market price of the Company’s common stock on July 19, 2024, and include a 10-trading-day trigger for exercise following Cellectar’s public announcement of the Food and Drug Administration (FDA) having assigned a Prescription Drug User Fee Act goal date for review of iopofosine I 131. The Tranche B Warrants provide gross proceeds up to approximately $32.9 million based on an exercise price of $4.00 per share, with a 10-trading-day trigger for investors to exercise upon FDA approval of iopofosine I 131. The Tranche C warrants provide gross proceeds up to approximately $23.5 million based on an exercise price of $5.50 per share, with a 10-trading-day trigger for investors to exercise following Cellectar reporting domestic quarterly revenue from iopofosine I 131 exceeding $10.0 million.

The new warrants have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 30 days of the exercise date of the Tranche B warrants to register the resale of the shares of common stock underlying the new warrants.

The company expects to file an NDA for iopofosine I 131 for the treatment of Waldenstrom’s macroglobulinemia in the fourth quarter of 2024 and will be seeking a priority review. Funds generated from the execution of these warrants are expected to advance the company to commercialization.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is a late-stage clinical biopharmaceutical company focused on the discovery and development of proprietary drugs for the treatment of cancer, independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop the next-generation of cancer cell-targeting treatments, delivering improved efficacy and better safety as a result of fewer off-target effects.

The company’s product pipeline includes lead asset iopofosine I 131, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations regarding the CLOVER WaM pivotal trial. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of iopofosine, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and FDA’s view of our data and other government regulation, our ability to maintain orphan drug designation in the United States for iopofosine, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2023, and our Form 10-Q for the quarter ended March 31, 2024. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

MEDIA:
Christy Maginn
Bliss Bio Health

703-297-7194
cmaginn@blissbiohealth.com

INVESTORS:
Chad Kolean
Chief Financial Officer
investors@cellectar.com